EXHIBIT 99.1

ENTRAVISION COMMUNICATIONS CORPORATION TO EXPLORE STRATEGIC

ALTERNATIVES FOR ITS OUTDOOR ADVERTISING OPERATIONS

SANTA MONICA, CALIFORNIA, November 15, 2007 – Entravision Communications Corporation (NYSE: EVC) announced today that it has decided to explore strategic alternatives for its outdoor advertising operations and has retained Citi and Moelis Advisors, a division of Mercanti Securities, LLC, to act as its financial advisors in this process. Entravision’s outdoor advertising operations operate under the name Vista Media and consist of approximately 10,400 advertising faces concentrated primarily in New York and Los Angeles.

Walter F. Ulloa, Entravision’s Chairman and Chief Executive Officer, said, “Following a thorough review of our operations and business plans in consultation with our advisors, our Board has decided to explore strategic alternatives for our outdoor advertising operations in order to unlock the value of these assets to the benefit of our shareholders. We will also continue to build and invest in our TV and radio assets with the goal of further strengthening our position in the nation’s highest density Hispanic markets.”

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 47 owned and operated radio stations. The company’s outdoor operations consist of approximately 10,400 advertising faces concentrated primarily in New York and Los Angeles. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

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For more information, please contact:

Media - AJ Goodman

Investors - Mike Smargiassi /Dan Harris

Brainerd Communicators, Inc.

212-986-6667